Exhibit 99.1

Media Contact:
Julie Cram
Motient Corporation/TerreStar Networks
703.483.7824
julie.cram@terrestar.com



             Motient Appoints William Freeman to Board of Directors


Reston, VA, February 4, 2007 - Motient Corporation (MNCP), announced today that William Freeman has been appointed to Motient's Board of Directors.

Raymond Steele, Chairman of Motient said, "Bill brings years of telecommunications experience and his leadership will help bring added value to our shareholders as we execute on our strategic plan."

"I am looking forward to serving on Motient's board and contributing to its success as it begins a new phase in its development of the next generation of mobile satellite technology." Freeman said.

Mr. Freeman is chairman of TerreStar Networks Inc., a majority-owned subsidiary of Motient. He has previously served as the CEO of Leap Wireless International, Inc. From 1994 to 2004, Mr. Freeman was a senior executive at Verizon. He served as president - Public Communications Group from 2000 to 2004. From 1994 to 2000, Mr. Freeman was president and CEO of Bell Atlantic-New Jersey and served as president and CEO of Bell Atlantic-Washington D.C.

Mr. Freeman currently is a member of the board of directors of the CIT Group, Inc., a publicly traded company, and Value Added Communications, Inc., a privately held company. He is vice chairman of the Board of Trustees of Drew University and a member of the board and a past chairman of the board of Junior Achievement Worldwide.

About Motient Corporation
Motient is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd., and a shareholder of SkyTerra Communications and Mobile Satellite Ventures LP. For additional information on Motient, please visit the company's website at www.motient.com.

About TerreStar Networks Inc.
TerreStar (www.terrestar.com), a majority-owned subsidiary of Motient Corporation (MNCP), plans to build, own and operate North America's first next-generation integrated mobile satellite and terrestrial communications network that will provide universal access and tailored applications throughout North America over conventional wireless devices. With a first-to-market launch strategy in 2008, TerreStar expects to offer customer-designed products and applications over a fully optimized 4G IP network.

Statement under the Private Securities Litigation Reform Act:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of Motient, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results.

We assume no obligation to update or supplement such forward-looking statements.

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